Exhibit 99.1
GE AEROSPACE GLOBAL EMPLOYEE STOCK PURCHASE PLAN
Section I.Purpose
The purpose of this GE Aerospace Global Employee Stock Purchase Plan (the “Plan”) is to provide Eligible Employees of the Company and its Affiliates with an opportunity to purchase Common Stock through accumulated Contributions. The Plan became effective upon approval by the shareholders of the Company on May 5, 2026 (the “Effective Date”).
Section II.Definitions
As used in the Plan, the following terms shall have the meanings set forth below:
(a)“Affiliate” means any company or business entity under the direct or indirect control of the Company, and any company or business entity in which the Company has a 50% or more interest, in each case, as determined by the Committee.
(b)“Award” means the right to acquire Purchased Shares under this Plan, a Matching Award granted under this Plan, or an Incentive Award granted under this Plan.
(c)“Board” means the board of directors of the Company.
(d)“Change in Control” shall have the meaning set forth in the GE Aerospace 2022 Long-Term Incentive Plan, as amended and restated, as the same may be amended from time to time, and any successor plan thereto.
(e)“Committee” means the Management Development & Compensation Committee of the Board (or its successor) or such other committee as designated by the Board to administer the Plan.
(f)“Common Stock” means the common stock of the Company, $0.01 par value per share, or such other class or kind of shares or other securities as may be applicable under Section XI.
(g)“Company” means the General Electric Company (a New York corporation) operating as GE Aerospace.
(h)“Compensation” means, unless determined otherwise by the Committee, the Participant’s base salary or hourly wages.
(i)“Contribution” means a deduction taken through payroll from a Participant’s Compensation (or other method of payment approved by the Committee) for the purposes of acquiring Purchased Shares.
(j)“Dividend Equivalent” means an amount payable in cash or Common Stock, as determined by the Committee, equal to the dividends that would have been paid to the Participant if the shares of Common Stock with respect to which the Dividend Equivalent relates had been owned by the Participant.
(k)“Eligible Employee” means any employee of the Company or any Affiliate as specified in the Offering Document for the applicable Offering Period, other than any employee who is subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to the Company.
(l)“Enrollment Window” means the period(s) in which Eligible Employees may enroll in the Plan to make Contributions and, if being offered, receive Matching Awards and Incentive Awards.
(m)“Fair Market Value” means as of any date, (i) the closing sales price of a share of Common Stock as quoted on the New York Stock Exchange or such other source as the Committee deems reliable (or, if no sale of Common Stock is reported for such date, on the next preceding date on which any sale is reported), or (ii) in the absence of an established market for the Common Stock, the value determined in good faith by the Committee by the reasonable application of a reasonable valuation method, taking into account factors consistent with Treasury Department regulation 1.409A-1(b)(5)(iv)(B) as the Committee deems appropriate.

(n)“Incentive Award” means an award granted under Section IX subject to such terms and conditions as the Committee determines.
(o)“Matching Award” means an award granted under Section VIII in connection with Purchased Shares subject to such terms and conditions as the Committee determines.
(p)“Matching Ratio” means the ratio the Committee decides with respect to any Matching Award.
(q)“Offering Document” means a document in such written or electronic form as specified by the Committee which contains the terms and conditions applicable to an Offering Period.
(r)“Offering Period” means the periods established by the Committee during which Participants may make Contributions and such Contributions may be used to purchase Purchased Shares.
(s)“Participant” means an Eligible Employee who has enrolled in the Plan and/or who is holding or has held an Award or, after death, that person’s estate, or if no estate, legal heirs according to the applicable laws of descent and distribution, as determined by the Committee.
(t)“Purchase Date” means the date Contributions are applied to purchase Purchased Shares.
(u)“Purchased Shares” means Common Stock bought on behalf of a Participant under the Plan using such Participant’s accumulated Contributions.
(v)“Tax-Related Items” means all U.S. and non-U.S. national, federal, state, provincial or local taxes, including income tax, social insurance contributions (or similar contributions), payroll tax, fringe benefits tax, payment on account, employment tax, stamp tax and any other tax or tax-related items related to the Participant’s participation in the Plan and legally applicable or deemed applicable to the Participant, including any employer liability for which the Participant is liable pursuant to applicable laws or an agreement entered into under the Plan.
(w)“Termination of Employment” means, except as otherwise determined by the Committee, ceasing to serve as an employee of the Company or an Affiliate; provided, however, that with respect to all or any Awards held by a Participant, the Committee may determine that (i) a leave of absence (including as a result of a Participant’s short-term or long-term disability or other medical leave) is considered a “Termination of Employment,” and (ii) solely with respect to continued vesting of outstanding Matching Awards or Incentive Awards, service as a member of the Board or other service provider to the Company or an Affiliate shall constitute continued employment with respect to Matching Awards or Incentive Awards granted to a Participant while he or she served as an employee of the Company or an Affiliate. The Committee shall determine whether any corporate transaction, such as a sale or spin-off of a division or Affiliate that employs or engages a Participant, shall be deemed to result in a Termination of Employment, and the Committee’s decision shall be final and binding.
(x)“1934 Act” means the United States Securities Exchange Act of 1934, as amended from time to time.
Section III.Offering Periods and Eligibility
The Plan will be implemented by consecutive Offering Periods with new Offering Periods commencing at such times as determined by the Committee. The Committee will have the power to change the duration of Offering Periods (including the commencement and end dates thereof). Unless determined otherwise by the Committee, each Offering Period shall be a 12-month period.
Eligible Employees who are eligible to participate in the Plan with respect to an Offering Period shall be determined by the Committee, which determination may be dependent on the Eligible Employee’s work location, employment band or other factors. With respect to each Offering Period, the Committee may impose such terms and criteria that must be met at or prior to the Enrollment Window (or any later time as determined by the Committee), including continuous employment with an Affiliate over a specified period, for any Eligible Employee to participate in an Offering Period. The Committee may decide that any Eligible Employee is not eligible to participate in the Plan for any Offering Period, even if such Eligible Employee otherwise meets the requirements herein. No Participants may commence participation in the Plan after the termination of the Plan.
Section IV.Enrollment
Eligible Employees who are eligible to participate with respect to an Offering Period may enroll in the Plan during the applicable Enrollment Window by (i) submitting to the Company (or a third party administrator engaged by the Company), on or before a date determined by the Committee prior to the end of the applicable Enrollment Window, a properly completed enrollment form which (A) specifies the amount of their Contribution(s), which may be expressed as a monthly or annual amount, or on such other basis as the Committee decides, (B) authorizes Contributions to be deducted through payroll from their Compensation (or agree to another method of payment approved by the Committee), (C) consents to the maximum and minimum Contribution limits as they apply from time to time, and (D) accepts the terms applicable to their Awards and the Plan, or (ii) following such other enrollment procedure determined by the Committee.
Section V.Shares Subject to the Plan
(a)Aggregate Limit. The aggregate number of shares issuable under the Plan shall be equal to 15 million shares of Common Stock. The aggregate number of shares of Common Stock available for issuance under this Plan and the number of shares of Common Stock subject to Awards outstanding at the time of any event described in Section XI shall be subject to adjustment as provided in Section XI. The shares of Common Stock issued under this Plan may be shares that are authorized and unissued or shares that were reacquired by the Company, including shares purchased in the open market or in private transactions.
(b)Issuance of Shares. For purposes of Section V(a), the aggregate number of shares of Common Stock issued under this Plan at any time shall equal only the number of shares of Common Stock actually issued upon settlement of an Award. The aggregate number of shares available for issuance under this Plan at any time shall not be reduced by shares subject to Awards that have been canceled, terminated, forfeited or settled in cash; provided, however, that (i) shares subject to Awards that have been retained or withheld by the Company in payment or satisfaction of any withholding obligation for Tax-Related Items of an Award (including shares that were subject to an Award but were not issued or delivered as a result of the net settlement of such Award) and (ii) shares repurchased on the open market with Contributions, in each case, shall not be available for issuance under this Plan. The Committee, in its sole discretion, may determine that fractional shares of Common Stock may not be purchased or issued during an Offering Period and may determine whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.
Section VI.Administration
(a)Powers. The Plan will be administered by the Committee, which has authority to make such rules and regulations for the administration of the Plan as it considers necessary or desirable. Any power of the Committee may also be exercised by the Board. The Committee will have full and exclusive discretionary authority to construe, interpret, and apply the terms of the Plan, to designate separate Offering Periods under the Plan, determine the terms and conditions of each Offering Period to be set forth in the Offering Document, to determine the Eligible Employees who may participate in each Offering Period, to determine eligibility to participate in the Plan, to adjudicate all disputed claims under the Plan, and to establish such procedures that it deems necessary for the administration of the Plan (including to adopt such rules, procedures, and sub-plans as are necessary or appropriate to facilitate participation in the Plan by employees who are non-U.S. nationals, residents or employed outside the United States, the terms of which rules, procedures, and sub-plans may take precedence over other provisions of this Plan, but unless otherwise superseded by the terms of such rules, procedures, or sub-plans, the provisions of this Plan shall govern the operation of such sub-plan). Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt rules and procedures regarding eligibility to participate, handling of Contributions, making of Contributions to the Plan (including in forms other than payroll deductions), establishment of bank or trust accounts to hold Contributions, payment of interest, conversion of local currency, obligations to pay payroll tax, withholding procedures, and handling of stock certificates that vary with applicable local requirements. The Committee may also delegate some or all of its responsibilities to one or more other persons (which may include Company personnel) subject to applicable law and, to the extent there has been any such delegation, any reference in the Plan to the

Committee shall include the delegate of the Committee. Every finding, decision, and determination made by the Committee will, to the full extent permitted by applicable laws, be final and binding on all Participants, beneficiaries, heirs, assigns or other persons holding or claiming rights under the Plan or any Award.
(b)Indemnification. Subject to requirements of applicable law, each individual who is or shall have been a member of the Board, the Committee or an officer or employee of the Company to whom authority was delegated in accordance with Section VI(a) shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under this Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit or proceeding against him or her; provided, that he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf, unless such loss, cost, liability or expense is a result of his or her own willful misconduct or except as expressly provided by statute. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such individuals may be entitled under the Company’s Certificate of Incorporation or Bylaws, as a matter of law or otherwise, or any power that the Company may have to indemnify them or hold them harmless.
Section VII.Purchased Shares
(a)Terms of Offering Periods. The Committee will approve the terms and conditions applicable to each Offering Period, which will be communicated to the relevant Eligible Employees in an Offering Document or otherwise, including: (i) the duration and timing of the Offering Period, (ii) the duration and timing of the relevant Enrollment Window(s), (iii) the definition of Compensation and the number and frequency of Contributions that may be made, (iv) the date on which Contributions will start, (v) subject to any applicable laws, the maximum and minimum Contribution limits, which may be expressed as applying to each Contribution or as a monthly or annual amount, or on such other basis as the Committee decides, (vi) any limit on Purchased Shares, (vii) the expected Purchase Date(s) or the basis on which those Purchase Date(s) will be determined, which will normally occur on a quarterly basis during each Offering Period unless the Committee decides otherwise, and (viii) whether the Participant may be required to enter into any election for a particular tax treatment in respect of any Purchased Shares and any consequences of failing to make it.
(b)Limit on Purchased Shares. The Committee may limit the aggregate number of Purchased Shares that may be purchased on any Purchase Date or during any Offering Period, which may be expressed on an aggregate or individual basis. If the Committee determines that, on a given Purchase Date, the number of shares of Common Stock to be purchased may exceed the number of shares of Common Stock that are available for sale under the Plan, available for sale for such Purchase Date or available for sale for such Offering Period, the number of Purchased Shares bought by each Participant will be proportionately reduced as determined by the Committee. Each Participant will be notified of the change and any excess Contributions already made will be returned to the Participant.
(c)Contributions. The Committee may approve, subject to any applicable laws, the maximum and minimum Contribution limits, which may be expressed as applying to each Contribution or as a monthly or annual amount, or on such other basis as the Committee decides. Unless determined otherwise by the Committee prior to the commencement of the Offering Period, the maximum Contribution that may apply to any Offering Period is $2,500 USD and the minimum Contribution that may apply to any Offering Period is $250 USD. Unless otherwise required by applicable law, contributions will be held in a non-interest bearing account by the Company, an Affiliate or a third party administrator engaged by the Company, until they are used to buy Purchased Shares on the Participant’s behalf or, if the Committee decides or the Plan requires, until they are returned to the Participant.
(d)Buying Purchased Shares. On each Purchase Date, the aggregate amount of Contributions made by the Participants shall be applied in buying Purchased Shares on behalf of Participants. The number of whole and fractional shares of Common Stock that will be purchased on behalf of each Participant will be determined by dividing that Participant’s Contributions by the Fair Market Value on the Purchase Date.
(e)Changes in Contributions. Participants will not be permitted to vary the amount of their Contributions during an Offering Period unless the Committee decides otherwise. If permitted, any changes will only take effect if it is within the applicable Contribution limits set by the Committee and shall be subject to the terms specified by the Committee.
(f)Ceasing Contributions.
(i)The Committee may, at any time, decide that Contributions will stop and will give notice to affected Participants. The notice will take effect as soon as administratively practicable after being sent or on the date specified in the notice. Contributions already made prior to the notice taking effect will be used to buy Purchased Shares on the next Purchase Date, unless the Committee decides otherwise, at which point the Contributions will be returned to the Participant.
(ii)A Participant may prior to such times as determined by the Committee in the Offering Document with respect to an Offering Period, and subject to the Company’s insider trading restrictions, withdraw from the Plan and stop making further Contributions by giving notice to the Company. A Participant who is prohibited by law or the Company’s insider trading policy from trading in the Common Stock during any period of time may not withdraw from the Plan during such period unless otherwise determined by the Committee. The notice will take effect as soon as administratively practicable following receipt or, if the Committee decides, on a later date than specified in the notice. Unless the Committee decides otherwise, once the notice takes effect, (i) Contributions will stop and the Participant cannot make any further Contributions, or restart Contributions, under the current Offering Period, and (ii) any Contributions already made prior to the notice taking effect (and not already used to obtain Purchased Shares) will be returned to such Participant as soon as reasonably practicable after the notice of withdrawal takes effect (without interest thereon, except as otherwise required under applicable laws).
Section VIII.Matching Awards
(a)Terms of Matching Awards. The Committee may determine to grant Matching Awards which provide Participants the right to receive a number of whole and fractional shares of Common Stock determined based on the Matching Ratio multiplied by the number of the Participant’s Purchased Shares on a Purchase Date. The Committee will approve the terms and conditions of any Matching Awards including, (i) eligible Participants, (ii) the Purchase Date or Offering Period to which such Matching Award relates, (iii) the Matching Ratio, (iv) any limit on the number of Matching Awards, (v) the vesting and forfeiture conditions applicable thereto, (vi) whether the Matching Award carries the right to receive Dividend Equivalents, and (vii) whether the Participant may be required to enter into any election for a particular tax treatment in respect of their Matching Award and any consequences of failing to make it. Eligible Participants who are eligible to receive Matching Awards may be required to, during an Enrollment Window, consent to the Matching Ratio and the other terms applicable to their Matching Awards, as set forth in the enrollment form or Offering Document or otherwise, as part of their enrollment elections.
(b)Grant of Matching Awards. Unless determined otherwise by the Committee, Matching Awards shall be granted on the Purchase Date that the related Purchased Shares are purchased. The number of shares of Common Stock subject to a Matching Award shall be determined by multiplying the Matching Ratio and the number of Purchased Shares purchased by a Participant on such Purchase Date.
(c)Matching Ratio. The Committee shall determine the Matching Ratio that applies to Matching Awards, which may differ based on the Purchase Date or Offering Period. Any provisions of the Plan to the contrary notwithstanding, the maximum Matching Ratio that may apply to any Matching Award is 100%.
(d)Vesting and Settlement. The vesting of any Matching Award shall occur at such time and be subject to such terms and conditions as determined by the Committee or under criteria established by the Committee as set forth in the Offering Document or otherwise, which may include conditions based on continued employment or engagement, passage of time, attainment of age or service requirements, and holding period requirements on the related Purchased Shares. Except as otherwise determined by the Committee, Matching Awards shall vest one year from the applicable Purchase Date, so long as the Participant has not experienced a Termination of Employment on or prior to such date and has held all related Purchased Shares through such date. Following vesting, the Company shall deliver to the Participant a number of shares of Common Stock equal to the number of shares of Common Stock subject to the vested Matching Award, subject to applicable withholding obligations for Tax-Related Items and any fees. The Committee may choose (whether at the time of grant or any other time before settlement if permitted in the applicable Offering Document) to settle any Matching Award partly or fully in cash.

(e)Dividend Equivalents. The Committee may determine whether a Matching Award includes Dividend Equivalents, which will be calculated on such basis as the Committee determines and may be paid in cash or in such number of whole and fractional shares of Common Stock with a Fair Market Value at the settlement date equal to the value of such Dividend Equivalents. Dividend Equivalents, if granted, will be subject to the same vesting conditions as the underlying Matching Award.
(f)Restricted Common Stock. If set forth in the Offering Document establishing the right to the Matching Award, the Committee may also choose to deliver to the Participant a number of shares of Common Stock equal to the number of shares of Common Stock that would have been subject to a Matching Award and provide for the forfeiture of such shares unless the vesting conditions and other terms and conditions established by the Committee have been met. The Committee may determine whether the holders of such shares of Common Stock are entitled to receive all dividends and other distributions paid with respect to those shares of Common Stock; provided, however, that such dividends and other distributions will be subject to the same vesting conditions as the shares of Common Stock with respect to which they were distributed.
Section IX.Incentive Awards
Notwithstanding anything herein to the contrary, the Committee may determine to grant Incentive Awards which may be granted in the form of (a) the right to receive a number of whole and fractional shares of Common Stock, (b) cash to be used to acquire Purchased Shares, or (c) shares of Common Stock that are subject to forfeiture unless the vesting conditions and other terms and conditions established by the Committee have been met, in each case, on such terms as determined by the Committee, and may provide that such Incentive Awards shall constitute Purchased Shares for purposes of Matching Awards. The Committee will approve the terms and conditions of any Incentive Awards including, if applicable, (i) eligible Participants, (ii) the Purchase Date or Offering Period to which such Incentive Award relates, (iii) the vesting and forfeiture conditions applicable thereto, (iv) whether the Incentive Award carries the right to receive Dividend Equivalents and/or Matching Awards, and (v) whether the Participant may be required to enter into any election for a particular tax treatment in respect of their Incentive Award and any consequences of failing to make it. Participants who are eligible to receive Incentive Awards may be required to, during an Enrollment Window, consent to the terms applicable to their Incentive Awards, as set forth in the enrollment form, Offering Document or otherwise, as part of their enrollment elections.
Section X.Changes in Eligibility
(a)Becoming a Section 16 Officer. If a Participant remains employed by the Company or an Affiliate but becomes subject to the reporting requirements of Section 16(a) of the 1934 Act, (i) the Participant’s Contributions will stop as soon as administratively practicable and, once stopped, the Participant will not be entitled to make any further Contributions, (ii) any Contributions already made (and not already used to obtain Purchased Shares) will be returned to the Participant as soon as reasonably practicable (without interest thereon, except as otherwise required under applicable laws), (iii) no further Matching Awards or Incentive Awards may be granted, and (iv) all of the Participant’s outstanding Matching Awards and Incentive Awards shall continue to vest according to their terms, in each case unless and to the extent the Committee decides otherwise (in which case the Committee will decide the terms that will apply).
(b)Termination of Employment. Unless determined otherwise by the Committee, upon a Participant’s Termination of Employment, (i) the Participant’s Contributions will stop as soon as administratively practicable and the Participant will not be entitled to make any further Contributions, (ii) any Contributions already made (and not already used to obtain Purchased Shares) will be returned to the Participant as soon as reasonably practicable (without interest thereon, except as otherwise required under applicable laws), and (iii) all of the Participant’s unvested Matching Awards and Incentive Awards will immediately be forfeited.
(c)Ceasing to be an Eligible Employee. If a Participant remains employed by the Company or an Affiliate but no longer qualifies as an Eligible Employee with respect to the applicable Offering Period, (i) the Participant’s Contributions will stop as soon as administratively practicable and, once stopped, the Participant will not be entitled to make any further Contributions, (ii) any Contributions already made (and not already used to obtain Purchased Shares) will be used to purchase Common Stock on the next Purchase Date, which shall be eligible for Matching Awards, and (iii) all of the Participant’s outstanding Matching Awards and Incentive Awards shall continue to vest in accordance with their terms, in each case unless and to the extent the Committee decides otherwise (in which case the Committee will decide the terms that will apply).
(d)Other Employment Changes. The Committee may determine the effects of a Participant’s leave of absence, temporary transfer, domestic or international assignment, secondment, or relocation on the Participant’s participation in the Plan and any outstanding Matching Awards and Incentive Awards in its sole discretion.
Section XI.Adjustments, Merger or Other Corporate Transaction
(a)Adjustments. The number and kind of shares of Common Stock available for issuance under this Plan (including under any Awards then outstanding) shall be equitably adjusted by the Committee to reflect any reorganization, reclassification, combination of shares, stock split, reverse stock split, spin-off, dividend or distribution of securities, property or cash (other than regular, quarterly cash dividends), or any other event or transaction that affects the number or kind of shares of Common Stock outstanding. Such adjustment may be designed to (i) treat the shares of Common Stock available under the Plan and subject to Awards as if they were all outstanding on the record date for such event or transaction, and/or (ii) increase the number of such shares of Common Stock to reflect a deemed reinvestment in shares of Common Stock of the amount distributed to the Company’s shareholders. The terms of any outstanding Award shall also be equitably adjusted by the Committee as to price, number or kind of shares of Common Stock subject to such Award, vesting, and other terms to reflect the foregoing events, which adjustments need not be uniform as between different Awards or different types of Awards.
(b)Merger or Other Corporate Transaction. In the event of a merger, sale, or other similar corporate transaction involving the Company or a Change in Control, the Committee, acting in its sole discretion without the consent or approval of any Participant, may determine the treatment of the Plan and outstanding Matching Awards and Incentive Awards, which may vary among individual Participants, including providing for the assumption or substitution of the Plan, Matching Awards, and Incentive Awards by the successor corporation or a parent or subsidiary of the successor corporation, setting a new Purchase Date on which the then-current Offering Period shall end and providing that Participants’ Contributions will be automatically applied to the new Purchase Date, accelerating the vesting of outstanding Matching Awards and Incentive Awards, and making such other adjustments to the Plan, Offering Period, Matching Awards, and Incentive Awards then outstanding as the Committee deems appropriate.
Section XII.Withholding
In connection with any relevant taxable or tax withholding event, as applicable, the Participant shall make adequate arrangements satisfactory to the Company and/or, if different, Affiliate that employs the Participant (the "Employer") to satisfy all Tax-Related Items. The Company shall not be required to recognize any Participant’s rights, issue shares of Common Stock, or recognize the disposition of shares of Common Stock, under an Award until such obligations are satisfied. To the extent permitted or required by the Committee, the Company and/or the Employer (or former employer, as applicable), or their respective agents may satisfy any applicable withholding obligations or rights with regard to all Tax-Related Items by one or a combination of the following: (i) the Company or the Employer withholding cash from any compensation otherwise payable to or for the benefit of a Participant, (ii) the Company withholding a portion of the Purchased Shares that otherwise would be issued to a Participant, (iii) the Company withholding a portion of the shares of Common Stock that otherwise would be issued to a Participant under such Matching Award, Incentive Award or any other Matching Award or Incentive Award held by the Participant, (iv) the Company withholding from proceeds of the sale of Purchased Shares or shares of Common Stock acquired upon settlement of a Matching Award or Incentive Award either through a voluntary sale or through a mandatory sale arranged by the Company on the Participant’s behalf, (v) the Participant tendering to the Company cash or shares of Common Stock, or (vi) any other method of withholding determined by the Company, to the extent permissible under applicable law and the Plan. None of the Company, any Affiliate, the Board, the Committee or any delegates thereof shall be liable to a Participant or any other person as to any tax consequence expected but not realized (or unexpected and realized) due to the Contributions, the purchase of Purchased Shares, the grant, vesting, or settlement of any Matching Award or Incentive Award, or the sale of shares of Common Stock.

Section XIII.Plan Amendment and Termination
(a)The Plan shall remain available for the commencement of Offering Periods and the grant of Matching Awards and Incentive Awards until the 10th anniversary of the Effective Date.
(b)The Board or its designee may amend, alter, suspend or terminate the Plan at any time and for any reason, and the Committee or its designee may amend or alter any document evidencing an Award made under this Plan, including but not limited to an enrollment form or Offering Document. Notwithstanding the foregoing and except as provided in Section XI, no such amendment shall, without the approval of the shareholders of the Company:
(i)increase the maximum number of shares of Common Stock for which Awards may be granted under this Plan;
(ii)extend the term of this Plan;
(iii)change the class of Eligible Employee; or
(iv)otherwise amend the Plan in any manner requiring shareholder approval by law or the rules of any stock exchange, market or quotation system on which the Common Stock is traded, listed or quoted.
Except as otherwise provided in any document evidencing an Award made under this Plan, including but not limited to an enrollment form or Offering Document, no amendment or alteration to the Plan or an Award shall be made which would materially impair the rights of the Award holder without the Award holder’s consent. Notwithstanding the foregoing, no such consent shall be required to the extent the Committee determines, in its sole discretion, that such amendment or alteration either (A) is required or advisable in order for the Company, the Plan or the Award to satisfy any law or accounting standard (or to avoid adverse financial accounting consequences) or (B) is not reasonably likely to significantly diminish the benefits provided under such Award (or has been adequately compensated).
(c)If the Plan is terminated, the Committee may (i) terminate all outstanding Offering Periods either immediately or upon completion of the next Purchase Date (which may be sooner than originally scheduled, if determined by the Committee), (ii) permit Offering Periods to expire in accordance with their terms (and subject to any adjustment pursuant to Section XI), (iii) determine that Contributions will stop at such time as determined by the Committee, and/or (iv) determine that Participants will not receive any further Matching Awards and Incentive Awards. If the Offering Periods are terminated prior to expiration, all amounts then credited to Participants’ notional accounts that have not been used to purchase shares of Common Stock will be returned to the Participants (without interest thereon, except as otherwise required under applicable laws) as soon as administratively practicable.
Section XIV.Other
(a)Non-Exclusivity of Plan. Neither the adoption of this Plan by the Board nor the submission of this Plan to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board or the Committee to adopt such other incentive arrangements as either may deem desirable, including the granting of equity awards otherwise than under this Plan, and such arrangements may be either generally applicable or applicable only in specific cases.
(b)Governing Law. This Plan and any documents hereunder shall be interpreted and construed in accordance with the laws of the State of New York and applicable U.S. federal law, including U.S. securities laws. All references in this Plan or any documents hereunder (including but not limited to an enrollment form or Offering Document) to laws, rules, regulations, contracts, agreements and instruments refer to (i) all rules, regulations and administrative guidance promulgated thereunder, (ii) such items as they may be amended from time to time and (iii) any successor law, rule or regulation of similar effect or applicability.

(c)Language. Where there is any conflict between the terms of the English version of the Plan and/or any ancillary documents and a version in any other language, the English language version will prevail, unless otherwise required by applicable law.
(d)No Right to Employment, Reelection or Continued Service. Nothing in this Plan or related to any Award shall itself (i) constitute an employment contract with the Company or an Affiliate, (ii) confer upon any Participant any right to continue employment or service for any specified period of time or (iii) limit in any way the right of the Company or an Affiliate to terminate any Participant’s employment, service on the Board or other service at any time and for any reason not prohibited by law. Subject to Section XIII, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Board without giving rise to any liability on the part of the Company, any Affiliate, the Board, the Committee or any delegates thereof. None of the benefits that may be received under the Plan are pensionable or otherwise benefitable under any employee benefit plan.
(e)No Shareholder Rights. Until Common Stock is issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), a Participant will only have the rights of an unsecured creditor with respect to such Common Stock, and no right to vote or receive dividends or any other rights as a stockholder will exist with respect to such Common Stock.
(f)Compliance with Laws and Regulations. This Plan, the grant, issuance, vesting, and settlement of Awards hereunder, and the obligation of the Company to sell, issue or deliver Common Stock, shall be subject to all applicable U.S. and non-U.S. federal, state and local laws, governmental and regulatory approvals, and stock exchange rules and regulations. The Company shall not be required to register in a Participant’s name or deliver Common Stock prior to the completion of any registration or qualification of such Common Stock which the Committee shall determine to be necessary or advisable. To the extent the Company is unable to (or the Committee deems it infeasible to) obtain approval from any regulatory body deemed by the Company’s counsel to be advisable to the lawful issuance and sale of any Common Stock hereunder, the Company, its Affiliates, the Board, the Committee and any delegates thereof shall be relieved of any liability with respect to the failure to issue or sell such Common Stock. In the event an Award is granted to or held by a Participant who is employed or providing services outside the United States or otherwise subject to laws of a country outside the United States, the Committee may (in its sole discretion) modify the provisions of the Plan or such Award (or create sub-plans) as they pertain to such individual to comply with applicable law or to recognize differences in local law, currency or tax policy. The Committee may also impose conditions on the grant, issuance, vesting, or settlement of Awards in order to comply with such applicable law and/or to minimize the Company’s obligations with respect to tax equalization for Participants employed outside their home country.
(g)Not Transferable. Neither Contributions credited to a Participant’s notional account, any Matching Awards, any Incentive Awards, nor any rights to receive shares of Common Stock under the Plan may be assigned, transferred, pledged, or otherwise disposed of in any way (other than by will, the laws of descent and distribution) by the Participant. Any such attempt at assignment, transfer, pledge, or other disposition will be without effect, except that the Company may treat such act as an election to withdraw from an Offering Period in accordance with Section VII(f) hereof.
(h)Severability. If any provision of the Plan or any Award shall be held unlawful or otherwise invalid or unenforceable in whole or in part, the unlawfulness, invalidity, or unenforceability shall not affect any other provision of the Plan or any Award, each of which shall remain in full force and effect. Likewise, if the Committee determines that any provision would disqualify the Plan or any Award under any law, rule or regulation it deems applicable, such provision shall be construed or deemed amended to conform with the applicable law, rule or regulation, as determined by the Committee.
(i)Unfunded Plan. The Plan is intended to be an unfunded plan, and Participants are general creditors of the Company with respect to their Awards. If the Committee or the Company chooses to set aside funds in a trust or otherwise for the payment of Awards under the Plan, such funds shall at all times be subject to the Company’s creditors.
(j)Section 409A. It is intended that the payments and benefits provided under the Plan and any Award will either be exempt from the application of, or comply with, the requirements of Section 409A of the U.S. Internal Revenue Code of 1986. The Plan and all related documents, including but not limited to an enrollment form or Offering Document, will be construed in a manner that effects such intent. Nevertheless, the tax treatment of the benefits provided under the Plan or any Award is not warranted or guaranteed. Neither the Company nor any of its Affiliates, nor their respective directors, officers, employees or advisors will be held liable for any tax, interest, penalties or other monetary amounts owed by any Participant or other taxpayer as a result of the Plan or any Award.
(k)Interpretation. Headings are used within the Plan and other related documents solely as a convenience shall not be deemed in any way material or relevant to the construction or interpretation of any provision of the Plan. The use of the word “including” following any general statement in the Plan or any related documents shall not be construed to limit the scope of such statement, regardless of whether it is accompanied by non-limiting language (such as “without limitation”). References herein to any agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof and not prohibited by the Plan.